STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made and entered into as of this 27th day of February, 1998, by and between GREAT SOUTHERN LIFE INSURANCE COMPANY, a Texas stock life insurance company ("Seller"), and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts mutual life insurance company ("Buyer").

         WHEREAS, Seller, as the immediate parent corporation of Investors Guaranty Life Insurance Company, a California stock life insurance company ("IGL"), owns 833,334 shares of common stock of IGL, par value $3.00 per share, representing all of the issued and outstanding shares of capital stock of IGL (the "Shares"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   I. ARTICLE
                                   DEFINITIONS

1.1                         Defined Terms

         "Acquisition Date" shall mean April 15, 1997, the date on which Seller acquired IGL from Farmers.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the terms "controls" and "controlled by") shall mean the possession of the power to direct or cause the direction of the management and policies of a Person, unless such power is solely the result of an official position with or corporate office held by the Person. Control shall be presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing 10% or more of the voting securities of any other Person.

         "Agent" shall mean any current or former insurance agent, general agent, managing general agent, broker or other similarly situated person with respect to IGL or of any organization with which IGL has or had a marketing relationship.
         "Annual Statement" shall mean any annual statement of IGL filed with or submitted to the insurance regulatory authorities of the State of California on a form or forms prescribed or permitted by such authorities.

         "Arbiter" shall have the meaning provided in Section 2.4(b).

         "Audit" shall mean any audit, assessment of Taxes or other examination by any Tax Authority, or any judicial or administrative proceeding or appeal of such proceeding relating to Taxes.

         "Benefit Plans" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health or other and whether key man, group, workers compensation or other), profit sharing, disability, thrift, day care, legal services, leave of absence, vacation, sick leave, layoff and supplemental or excess benefit plans, and all other written or unwritten benefit contracts, group or individual arrangements or procedures having the effect of a plan, whether or not more than one person is covered, in each case, existing on or before the Closing Date, under which IGL is or may hereafter become obligated in any manner as an employer or obligated to any current or former Agent (including, without limitation, obligations to make contributions or other payments). For purposes of this definition, (a) "Employee Pension Benefit Plan" shall mean each employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, which is or was in existence on or before the Closing Date, and to which IGL is or would hereafter become obligated in any manner as an employer, including any similar plan covering any current or former Agent, (b) "Employee Welfare Benefit Plan" shall mean each employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, which is or was in existence on or before the Closing Date, and to which IGL is or would hereafter become obligated in any manner as an employer, including any similar plan covering any current or former Agent, and (c) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations or published rulings promulgated or issued thereunder, as amended.

         "Business Day" shall mean a day on which banks are open for business in Kansas City, Missouri, other than a Saturday or Sunday.

         "Buyer" shall have the meaning provided in the preamble to this Agreement.

         "Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 11.3 hereof, enclosing a copy of all papers served, if any.
         "Closing" shall mean the satisfaction or waiver of the conditions to and the sale and purchase of the Shares, as set forth in Article VIII hereof.

         "Closing Date" shall mean the date mutually agreed upon by the Parties on which the Closing occurs, as set forth in Section 3.1.

         "Closing Date Balance Sheet" shall have the meaning provided in Section 2.4.

         "Closing Date Policyholders' Surplus" shall have the meaning provided in Section 2.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

         "Commercially Reasonable Efforts" of a party shall mean the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances, without the requirement that such party incur any unanticipated (as of the date hereof) out-of-pocket expenses or incur any other unanticipated burden or commence or pursue litigation in any Proceeding.

         "Contract"  shall mean any  material  contract,  agreement,  indenture,
instrument,  obligation,  promise,  undertaking,   relationship  or  commitment,
whether written or oral and whether express or implied.

         "Damages" shall mean any and all costs, damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including, without limitation, punitive, treble or other exemplary or extra-contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries and other experts, and other reasonable expenses of litigation or of any claim, default or assessment, but specifically excluding any and all consequential damages).

         "Dispute Notice" shall have the meaning provided in Section 2.4(b).

         "Dispute Notice Date" shall have the meaning provided in Section
          2.4(b).

         "Encumbrances" shall mean any and all liens, security interests, pledges, charges, claims, conditions, equitable interests, restrictions, limitations, options, rights of first refusal, or other encumbrances of any kind, character or description, whether or not of record, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but specifically excluding any lawful restriction on the payment of dividends or any other regulatory restriction.

         "ERC" shall mean Employers Reassurance Corporation, a Kansas corporation.

         "ERC  Coinsurance   Agreement"   shall  mean  that  certain   Automatic
Coinsurance Reinsurance Agreement effective as of April 16, 1997, between IGL and ERC, as amended by Amendment No. 1 effective as of April 16, 1997.

         "ERC Escrow Agreement" shall mean that certain Escrow Agreement (Ohio State and Investors Guaranty) dated as of May 21, 1997, among ERC, Seller and Bankers Trust Company.

         "Farmers" shall mean Farmers Group, Inc., a Nevada corporation.

         "Farmers Agreement" shall mean that certain Stock Purchase Agreement dated as of January 21, 1997, as amended by amendment dated as of April 14, 1997, between Farmers, as seller, and Seller, as purchaser.

         "Governmental Body" shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-government authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (d) body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

         "IGL" shall have the meaning provided in the recitals to this Agreement.

         "Indemnified Party" shall mean a Person claiming  indemnification under
Article XI hereof.

         "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under Article XI hereof.

         "IRS" shall mean the United States Internal Revenue Service, or any successor agency.

         "Knowledge," when used to refer to the knowledge of a Person (other than an individual), shall be deemed to mean the knowledge of any director or executive officer of such Person. An individual will be deemed to have knowledge of a fact or other matter if such individual is actually aware of such fact or other matter.

         "Licenses" shall mean all licenses, permits, certificates of authority and other documents authorizing IGL to transact insurance, as disclosed on Schedule T of the SAP Statement.

         "Material Adverse Effect" of any Person shall mean an event affecting such Person that is, or under the circumstances would reasonably be expected to be, materially adverse to (i) the income, operations, financial condition, assets, liabilities or revenues of such Person, after giving effect to this Agreement and the Prior Business Reinsurance Agreements and the actions contemplated hereby and thereby or (ii) the ability of such Party to execute and deliver this Agreement and to consummate the transactions and perform the obligations contemplated hereby and thereby.

         "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any arbitrator, court, administrative agency or other Governmental Body.

         "Party" shall mean either of Seller or Buyer; the term "Parties" shall mean Seller and Buyer, collectively.

         "Person" shall mean any individual, corporation, general or limited partnership, association, limited liability company, joint venture, trust, unincorporated association or organization or government or political subdivision thereof.

         "Policyholders' Surplus" of a Person shall mean the capital and surplus, asset valuation reserve and interest maintenance reserve of such Person, calculated in accordance with SAP.

         "Prior  Business"  shall  mean  all  insurance   policies  and  annuity
contracts of any kind issued or assumed by IGL at any time prior to the Closing Date.

         "Prior Business Liabilities" shall mean all liabilities and obligations of IGL arising out of or related to the Prior Business, regardless of whether such liabilities and obligations are primary or secondary, direct or indirect, absolute or contingent, contractual or tortious or otherwise, and regardless of whether such liabilities arise before or after the Closing Date.

         "Prior Business Reinsurance Agreements" shall mean the reinsurance agreements between IGL, on the one hand, and ERC or any insurance company subsidiary of Americo Life, Inc., on the other hand, including, without limitation, the ERC Coinsurance Agreement and the ERC Escrow Agreement.

         "Proceeding" shall mean any action, arbitration, audit, examination, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court, administrative agency or arbitrator, whether at law, equity or otherwise.

         "Purchase Price" shall have the meaning provided in Section 2.2.

         "Purchase Price Adjustment Amount" shall have the meaning provided in
Section 2.4.

         "Quarterly Statement" shall mean any quarterly statement of IGL filed with or submitted to the insurance regulatory authorities of the State of California on a form or forms prescribed or permitted by such authorities.

         "Reinsurance   Agreements"  shall  mean  all  reinsurance  treaties  or
agreements under which IGL has ceded, on an indemnity basis, any Prior Business Liabilities, other than the Prior Business Reinsurance Agreements.

         "SAP" shall mean, with respect to IGL (or its SAP Statement), the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities of the State of California, consistently applied throughout the specified period and in the immediately prior comparable period.

         "SAP Statement" shall have the meaning provided in Section 4.6 hereof.

         "Seller" shall have the meaning provided in the preamble to this Agreement.

         "Services Agreement" shall mean the administrative services agreement described in Section 8.3(d).

         "Shares" shall have the meaning provided in the recitals to this Agreement.

         "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

         "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

         "Tax Claim" shall have the meaning provided in Section 11.1(f).

         "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment to such documents and any amendment of such documents.

         "Third Party Claim" shall have the meaning provided in Section 11.3(a).

         "Threatened" means a claim, Proceeding, dispute or other matter regarding which a demand or statement has been made (orally or in writing) or a notice has been received (orally or in writing).

1.2 Other Terms. Where used herein, and unless the context otherwise requires:

         (a) words importing the singular number or plural number shall include the plural number and singular number, respectively;

         (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa;

         (c) reference to "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation;" and

         (d) reference in this Agreement to "herein," "hereby" or "hereunder," or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Schedules and Exhibits.


                                   I. ARTICLE
                           PURCHASE AND SALE OF SHARES

2.1 Transfer of Shares. Upon the terms and subject to the conditions contained herein on the Closing Date, Seller will deliver to Buyer, and Buyer will purchase, the Shares from Seller for the Purchase Price free and clear of all Encumbrances.

2.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be the sum of the following, adjusted as provided in Section 2.4:

         (a) Five Million Four Hundred Ninety-Nine Thousand Three Hundred and Three Dollars ($5,499,303); plus

         (b) the Policyholders' Surplus of IGL as of the Closing Date, as set forth in the Closing Date Balance Sheet (the "Closing Date Policyholders' Surplus"), which shall not exceed Nine Million Dollars ($9,000,000).

2.3 Provisional Purchase Price. At the Closing, as payment of a "Provisional Purchase Price," Buyer shall deliver to Seller, by wire transfer of immediately available funds to such bank account(s) as Seller shall designate in writing to Buyer the sum of (a) that portion of the Purchase Price set forth in Section 2.2(a) hereof; plus (b) Seven Million Dollars ($7,000,000).

2.4.                         Adjustment to Purchase Price.

(a) As soon as practicable, but in any event within 90 calendar days following the Closing Date, Seller shall, at its expense, prepare and deliver to Buyer the statements of assets, liabilities, surplus and other funds of IGL as of the Closing Date, which shall be prepared in conformity with SAP (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall present fairly, in all material respects (except for adjustment as provided in the following sentence), in accordance with SAP the financial position of IGL and the results of its operations and cash flows as of the date and for the period specified. The Closing Date Balance Sheet shall mark IGL's assets to market value and will account for the effect of all of the transactions contemplated by this Agreement and the Farmers Agreement. For purposes of this Section 2.4, the Closing Date Balance Sheet shall assign to any guaranty fund assessment carryovers existing at Closing a value of zero.

(b)  If  Buyer does not agree  to  the   determination  of  the  Closing  Date
Policyholders' Surplus, Buyer shall provide notice of such disagreement to Seller (the "Dispute Notice," and the date of its delivery, the "Dispute Notice Date"). If Seller and Buyer are unable to agree on the resolution of such disagreement within ten Business Days following the Dispute Notice Date, Seller and Buyer shall resolve such disagreement in accordance with the following procedures.

         Buyer and Seller shall each select an independent certified public accountant within ten Business Days after the Dispute Notice Date for the purpose of selecting a third independent certified public accountant with a regional or national accounting practice in the life insurance industry (the "Arbiter"). Such accountants shall mutually select the Arbiter and give a written notice to Buyer and Seller identifying the Arbiter, including a written acceptance of such appointment from the Arbiter, within twenty Business Days after the Dispute Notice Date. The Arbiter shall not have performed services for either Buyer or Seller within the preceding three years and shall not have testified in any dispute in which either Buyer or Seller was involved as a party; provided, however, that Buyer and Seller may waive such restriction in writing if they mutually agree to such waiver.

         Each party shall submit to the Arbiter all information reasonably requested by the Arbiter to enable the Arbiter to independently resolve the issue which is the subject of the Dispute Notice. The Arbiter shall make its own determination of the Closing Date Policyholders' Surplus, which may not be greater than Buyer's calculation thereof and may not be less than Seller's calculation thereof. The Arbiter shall issue a written report of its determination in reasonable detail and shall deliver a copy of such report to Seller and Buyer within twenty Business Days following the Arbiter's receipt of the Dispute Notice. The determination made by the Arbiter shall be final and binding and may be enforced by any court having jurisdiction. The Parties shall cooperate fully in assisting the Arbiter in calculating the Closing Date Policyholders' Surplus and shall take such actions as are necessary to expedite and to cause the Arbiter to expedite such calculation.

         Each of Seller and Buyer shall pay one-half of the total fees and expenses of the Arbiter. Each party shall bear all costs associated with its own appointed independent certified public accountant.

(c) The Closing Date Balance Sheet shall be deemed to be final upon the earliest of (i) the date on which Seller and Buyer jointly agree that the Closing Date Balance Sheet are final, (ii) the 31st calendar day following the date of delivery of the Closing Date Balance Sheet pursuant to Section 7.9, if Buyer has not notified Seller of a dispute in amounts shown on the Closing Date Balance Sheet, and (iii) the date on which all disputes relating to the Closing Date Balance Sheet between Buyer and Seller are resolved in accordance with Section 2.5(b).

(d) The difference between the Closing Date Policyholders' Surplus and Seven Million Dollars ($7,000,000 ) shall be the "Purchase Price Adjustment Amount." If the Closing Date Policyholders' Surplus is greater than Seven Million Dollars ($7,000,000), Buyer shall pay to Seller an amount equal to the Purchase Price Adjustment Amount. If the Closing Date Policyholders' Surplus is less than Seven Million Dollars ($7,000,000), Seller shall pay to Buyer an amount equal to the Purchase Price Adjustment Amount. On or before the 20th Business Day following the date on which, pursuant to Section 2.4(c) hereof, the Closing Date Balance Sheet are deemed to be final, Seller or Buyer, as the case may be, shall pay the Purchase Price Adjustment Amount to the other Party by wire transfer of immediately available funds to such bank account(s) as the recipient shall designate in writing, together with interest from the Closing Date at a rate per annum equal to 6%.




                                   I. ARTICLE
                                     CLOSING

3.1 Time and Place of Closing. Upon the terms and subject to the conditions contained in this Agreement, the Closing of the transactions contemplated by this Agreement will take place at the offices of Lathrop & Gage L.C., 2345 Grand Boulevard, Suite 2800, Kansas City, Missouri, as of the close of business on such date (the "Closing Date") as the Parties may mutually agree, but in no event later than April 30, 1998; provided, however, that if the only condition that has not been satisfied or waived pertains to obtaining regulatory approval, then the Closing shall occur five Business Days after such regulatory approval is obtained (assuming all other conditions are still satisfied or waived), provided, further, that all conditions precedent set forth in this Agreement shall have been satisfied or (to the extent permitted under this Agreement) waived, or if the Parties mutually agree in writing to an extension of such date, the date so agreed to.


                                   I. ARTICLE
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

4.1 Organization, Standing and Corporate Power of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power to enter into this Agreement and to perform its obligations under this Agreement. Seller is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect on Seller.

4.2 Authority of Seller. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action in accordance with applicable law and its Articles of Incorporation and Bylaws. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent that enforcement hereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

4.3 Organization of IGL. IGL is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all corporate powers required to carry on its business as now conducted. IGL is duly licensed, qualified or admitted to do business as an insurer and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect on IGL.

4.4 Capital Stock. The authorized capital stock of IGL consists solely of 8,500,000 shares of common stock, par value $3.00 per share, of which 833,334 shares are issued and outstanding. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by Seller, free and clear of all Encumbrances. Except as provided by this Agreement, there are no outstanding obligations, securities, options, contracts or other rights that give any Person the right to purchase or acquire any shares of capital stock of IGL (or any other interest therein).

4.5 Conflicts or Violations. Except as set forth in Schedule 4.5, neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder, will:

(a) subject  to  obtaining  the  approvals,   authorizations   and
clearances, and making the filings, contemplated hereby prior to the Closing Date, violate any term or provision of any law or any Order applicable to Seller or IGL or require any action by or in respect of, or filing with, any Governmental Body on the part of Seller;

(b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or IGL; or

(c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance under, any Contract to which IGL or Seller is a party or by which any of their assets or properties may be bound;

except, in each case, such as would not have a Material Adverse Effect on Seller or IGL.

4.6 SAP Statement. Seller has previously delivered to Buyer a true and complete copy of the Quarterly Statement for the nine-month period ended September 30, 1997 (and the exhibits and schedules relating thereto) (the "SAP Statement"). The SAP Statement complied in all material respects with the applicable laws of the State of California when so filed and was timely filed with all required insurance regulatory authorities. No deficiencies, other than as set forth in
Schedule 4.6, have been asserted or are otherwise known by Seller with respect thereto. The SAP Statement was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and is complete in all material respects. The SAP Statement fairly presents (in accordance with SAP) the financial condition of IGL as of the date thereof, or its results of operations or cash flows, as the case may be, for and during the period covered thereby.

4.7 Absence of Changes. Except as disclosed in Schedule 4.7 or in the SAP Statement or as contemplated by this Agreement or the Prior Business Reinsurance Agreements, since September 30, 1997:

(a) there has not been, occurred or arisen any change in, or any event (including, without limitation, any damage, destruction or loss, whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on IGL; and

(b)      without limiting the generality of the foregoing, IGL has not:

(i) declared, set aside or paid any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock;

(ii) created any Encumbrance on or in any of its assets or properties or assumed any Encumbrance with respect to any of its assets or properties;

(iii)   incurred any liability for borrowed money;

(iv) suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of its assets or properties;

(v) suffered the termination or lapse of, or otherwise failed to preserve, any of the Licenses;

(vi)    amended its Articles of Incorporation or Bylaws;

(vii)   entered into, amended or terminated any Reinsurance Agreement; or

(viii) entered into any contract or agreement to take any of the actions set forth in paragraphs (i) through (vii) of this Section 4.7.

4.8     Taxes.

(a).    Except as disclosed in Schedule 4.8:

(i) all federal and state income Tax Returns and other material  income
Tax Returns required to have been filed since the Acquisition Date by or on behalf of IGL were filed, and all such returns were true and complete in all material respects as of the filing date thereof;

ii) there are no Encumbrances in respect of Taxes arising after the Acquisition Date upon the properties of IGL, except for Encumbrances in respect of property Taxes not yet delinquent; and

iii) IGL is not a party to, is not bound by and does not have any obligation arising after the Acquisition Date under any tax sharing Contract.

b. to Seller's Knowledge solely in reliance on the representations and warranties of Farmers in the Farmers Agreement:

(i) all federal and state income Tax Returns and other material income Tax Returns required to have been filed on or prior to the Acquisition Date by or on behalf of IGL were filed, and all such returns were true and complete in all material respects as of the filing date thereof;

(ii) there are no Encumbrances in respect of Taxes arising on or before the Acquisition Date upon the properties of IGL, except for Encumbrances in respect of property Taxes not yet delinquent.

4.9 Litigation. Except as disclosed in Schedule 4.9, there are no Proceedings pending or, to the Knowledge of Seller, threatened, against Seller or IGL that, individually or in the aggregate, would have a Material Adverse Effect on Seller or IGL or that would impair the ability of Seller to perform its obligation hereunder.

4.10 Compliance With Laws. Except as disclosed in Schedule 4.10, IGL is not in violation of any law or any Order applicable to it, except such as would not have a Material Adverse Effect on IGL.

4.11 Benefit Plans and Employee Matters. Since the Acquisition Date, IGL has had no employees. Except as disclosed in Schedule 4.11:

         (a) IGL does not have (i) any liability arising after the Acquisition Date under or in connection with any past or present Benefit Plan maintained by, or contributed to by or on behalf of, Seller or IGL that has not been paid or assumed by Farmers, Seller or an Affiliate of Seller or Farmers (other than IGL), or (ii) any liability, direct or indirect, arising after the Acquisition Date to any employees or Agents of Seller or any Affiliate of Seller (other than IGL); and

         (b) to Seller's Knowledge solely in reliance on the representations and warranties of Farmers in the Farmers Agreement, IGL does not have (i) any liability arising on or prior to the Acquisition Date under or in connection with any past or present Benefit Plan maintained by, or contributed to by or on behalf of, Seller or IGL that has not been paid or assumed by Farmers, Seller or an Affiliate of Seller or Farmers (other than IGL), or (ii) any liability, direct or indirect, arising on or prior to the Acquisition Date to any employees or Agents of Seller or any Affiliate of Seller (other than IGL).

IGL is not a party to any collective bargaining or similar labor contract.

4.12 Contracts. Schedule 4.8 and Schedule 4.12 together set forth a true and complete list of the Contracts that are currently in effect to which IGL is a party or by which any of the assets of IGL is bound. Neither IGL nor, to the knowledge of Seller, any other party to any Contract set forth on Schedule 4.12 is currently in violation, breach or default under any such Contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract, except such as would not have a Material Adverse Effect on IGL. Neither Seller nor, to the knowledge of Seller, Farmers is currently in violation, breach or default under the Farmers Agreement or, with or without notice or lapse of time or both, would be in violation or breach of or default under the Farmers Agreement, except such as would not have a Material Adverse Effect on Seller.

4.13 Intercompany Liabilities. Except as reflected in the SAP Statement or as disclosed in Schedule 4.13 or as otherwise provided in this Agreement, there are no liabilities, contracts or commitments between IGL, on the one hand, and Seller or any Affiliate of Seller (other than IGL), on the other, except for liabilities that have been incurred on a basis consistent with past practice since April 17, 1997. Except as disclosed in Schedule 4.13, since September 30, 1997, no such intercompany liabilities have been paid and no settlements of such intercompany liabilities have been made except intercompany liabilities that have been paid or settled on a basis consistent with past practice since April 17, 1997.

4.14 Bank Accounts. Schedule 4.14 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which IGL has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating, in each case, the account number and the names of the Persons authorized to transact business with respect thereto.

4.15 Prior Business. Except as disclosed in Schedule 4.15 or as otherwise described in this
                                --------------
Agreement:

(a) since Seller acquired IGL, IGL has not been involved in any type of business activities other than the Prior Business; and

(b)  no  outstanding   insurance  or  annuity  contract issued,  reinsured  or
underwritten by IGL that is part of the Prior Business entitles the holder thereof or any other person or entity to receive dividends, distributions or other benefits based on the revenues or earnings of IGL or any other entity.

4.16  Conduct of  Business.  Since September 30, 1997, except as  disclosed in
Schedule 4.16, IGL has conducted its business in the ordinary course and consistent with past practice since April 17, 1997, and without limiting the generality of the foregoing, has not, during such period, engaged in any activity of the kind that is prohibited by Section 4.7.


                                   I. ARTICLE
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

5.1 Organization, Standing and Corporate Power Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Massachusetts and has the requisite corporate power to enter into this Agreement and to perform its obligations under this Agreement.

5.2 Authority. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement have been duly authorized by all necessary corporate action in accordance with applicable law and its Articles of Incorporation and Bylaws. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

5.3 Investment Representation. Buyer acknowledges that the Shares are not registered under the securities laws of any jurisdiction and that it is acquiring the Shares for its own account, and not with a view to the distribution thereof. Buyer is purchasing the Shares for investment purposes and not with the intention of reselling or distributing the Shares.

5.4 Conflicts or Violations. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder, will:

1. subject to obtaining the approvals, authorizations and clearances, and making the filings, contemplated hereby prior to the Closing Date, violate any term or provision of any law or any Order applicable to Buyer or require any action by or in respect of or filing with, any Governmental Body on the part of Buyer;

5.4 conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Buyer; or

1. result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance under, any contract to which Buyer is a party or by which any of its assets or properties may be bound; except, in each case, such as would not have a Material Adverse Effect on Buyer.

5.5 Litigation. There are no Proceedings pending or, to Buyer's Knowledge, Threatened against Buyer that would impair the ability of Buyer to perform its obligations hereunder.


                                   I. ARTICLE
                               COVENANTS OF SELLER

         Seller agrees as follows:

6.1 Maintenance of Business; Certain Transactions. Except as otherwise provided in this Agreement and the Prior Business Reinsurance Agreements, from the date hereof to the Closing Date, Seller will cause IGL to not take any action that may result in any of the changes or events listed in Section 4.7.

6.2    Corporate Existence; Licenses.  From the date hereof to the Closing Date:

(a)    Seller will cause IGL to:

(i)    maintain its corporate existence;

(ii) pay all Taxes, charges and assessments on a timely basis unless the same are being contested and adequate reserves therefor have been established on IGL's books and records (including, if applicable, the Closing Date Balance Sheet);

(iii) make all necessary filings with any insurance departments or other Governmental Bodies; and

(iv)   pay all accounts payable and other liabilities on a timely basis; and

(b) Seller shall use its Commercially Reasonable Efforts, at its expense, to preserve and maintain the Licenses. If, in connection with the consummation of this Agreement, any License is revoked or altered or a material limitation or restriction is placed thereon, Seller will provide such assistance to Buyer as Buyer may reasonably request, at Buyer's expense, in reinstating such License and/or removing such limitation or restriction.

6.3 Further Assurances. From time to time after the Closing Date, without further consideration, Seller shall, at its own expense, execute and deliver such additional documents to Buyer as Buyer may reasonably request to vest more effectively in Buyer good title to the Shares.

6.4 Access. From the date hereof to the Closing Date, Seller will afford Buyer's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access to inspect, investigate and audit the contracts, operations and business of IGL.

6.5 Consents. Seller will use its Commercially Reasonable Efforts (and will cause IGL to use its Commercially Reasonable Efforts) to obtain all consents or approvals of, and provide all notices to, oher Persons required for such Persons to authorize, approve or permit the consummation of the transactions contemplated hereby and will cooperate (and will cause IGL to cooperate) with Buyer in connection with Buyer's efforts to obtain all consents or approvals of, and to provide notices to, other Persons required for Buyer to authorize, approve or permit the consummation of the transactions contemplated by this Agreement. Seller shall provide Buyer with a copy of, and the opportunity to comment on, all filings and material correspondence with regulatory officials in connection with such consents and approvals and shall provide Buyer with a copy of all correspondence or notices from regulatory officials concerning the transactions contemplated by this Agreement.

6.6 Negotiations. Until such time, if any, as this Agreement is terminated pursuant to Article X, Seller will not, either directly or through its representatives, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of any of the capital stock of IGL or any merger, consolidation, business combination or similar transaction involving IGL.

6.7 Closing Date Policyholders' Surplus. On or prior to the Closing Date, Seller may cause IGL to declare and pay dividends, or take any other actions, deemed appropriate by Seller to minimize the Closing Date Policyholders' Surplus.

6.8 Contracts. Seller will take all necessary action to ensure that, on or before the Closing Date, IGL will not be a party to any Contracts and there will be no Contracts by which it, or any asset owned or used by it, is or may become bound, or by which it has or may acquire rights, other than (a) this Agreement,
(b) the Prior Business, (c) the Prior Business Reinsurance Agreements, (d) the Reinsurance Agreements, and (e) any contracts related to the Scheduled Assets.

6.9 Financial Statements. Seller shall promptly deliver to Buyer such Annual or Quarterly Statements of IGL as may be required to be filed with the California Department of Insurance or any other Governmental Body after the date of this Agreement but on or prior to the Closing Date (and such additional Annual or Quarterly Statements shall thereafter be deemed to be part of the "SAP Statement" for purposes of this Agreement). Seller shall promptly deliver to Buyer copies of any Tax Returns of IGL that are filed between the date hereof and the Closing Date.

6.10 Scheduled Assets. Attached hereto as Schedule 6.10 is a complete and accurate list of the assets that will be owned or held by IGL on the Closing Date (the "Scheduled Assets"). The following rights and/or assets of IGL shall be assigned by IGL to Seller on or prior to the Closing:

(a) the right to receive any amounts due to IGL under any tax sharing agreement covering periods prior to the Closing; and

(b) any claim of IGL, for taxes or otherwise, against Farmers, whether or not such claim has been asserted prior to the Closing.

Buyer agrees to cooperate fully with Seller, at Seller's expense, in Seller's efforts to pursue any of the claims and rights described above.

6.11 Reinsurance Agreements. Seller will provide to Buyer true and complete copies of the Prior Business Reinsurance Agreements and all Reinsurance Agreements, including all amendments or modifications thereto.

6.12 Indemnity Rights Relating to Farmers. Seller shall use its Commercially Reasonable Efforts to assign to Buyer at the Closing (with the consent of Farmers, if necessary) all of Seller's rights under the Farmers Agreement, but only to the extent such rights pertain to the representations and warranties made by, and indemnification agreements of, Farmers contained in the Farmers Agreement respecting IGL; such assignment shall be effective only upon the insolvency of Seller or any other event resulting in the inability of Seller to perform its obligations under Article XI of this Agreement. Pending such effectiveness, Seller reserves such rights under the Farmers Agreement. Seller makes no representation or warranty regarding the validity or enforceability by Buyer of such rights against Farmers. Seller shall assist Purchaser, upon request and at Purchaser's expense, in asserting and enforcing such rights.


                                  ARTICLE VII
                               COVENANTS OF BUYER

         Buyer agrees as follows:

7.1 Further Assurances. Buyer shall use its Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.2 Consents. Buyer shall use its Commercially Reasonable Efforts to obtain all consents or approvals of, and provide all notices to, other Persons required for Buyer to authorize, approve or permit the consummation of the transactions contemplated by this Agreement and will cooperate with Seller and IGL in connection with their efforts to obtain all consents and approvals of, and to provide notices to, other Persons required for Seller and IGL to authorize, approve or permit the consummation of the transactions contemplated by this Agreement. Buyer shall provide Seller with a copy of, and the opportunity to comment on, all filings and material correspondence with regulatory officials in connection with such consents and approvals and shall provide Seller with a copy of all correspondence or notices from regulatory officials concerning the transactions contemplated by this Agreement.

7.3 Access. During the period of time between the Closing Date and the delivery of the Closing Date Balance Sheet to Buyer, Buyer shall give Seller and its accountants, actuaries, counsel, and other representatives reasonable access to the books and records of IGL in order to make such investigations as Seller shall reasonably desire in conjunction with the preparation and evaluation by Seller of the Closing Date Balance Sheet. Following the Closing Date, Buyer shall give Seller and its representatives reasonable access to the books and records of IGL for the purpose of confirming the extent to which IGL is able to offset against premium tax liabilities any guaranty fund assessment either (i) existing at the Closing Date or (ii) for which Seller has reimbursed IGL after the Closing Date, for which offset Buyer is obligated under Section 11.2(d) below to reimburse Seller.

         Buyer will conduct its inspection, investigation and audit of IGL under
Section 6.4 above in a reasonable manner during regular business hours. Buyer shall treat (and cause its representatives to treat), all information thus obtained by Buyer and its representatives as confidential, except to the extent that any such information may be available to Buyer from sources available to the general public and except as required by law. If the transactions contemplated by this Agreement are not consummated, Buyer will return all documents, instruments, work papers, all copies of any of the foregoing, and any other materials submitted or provided by Seller or any of its representatives.

                                 ARTICLE VIII
                              CONDITIONS TO CLOSING

8.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the following conditions:

(a) At the Closing Date,  there shall be no Proceeding  pending or
Threatened to restrain, prohibit, challenge, invalidate or set aside in whole or in part the consummation of this Agreement or any of the transactions contemplated hereby, or to obtain damages or other relief in connection therewith. There shall be in effect no Order that may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of this Agreement or any of the transactions contemplated hereby.

(b) To the extent that any HSR Act filings are required with respect to the transactions contemplated by this Agreement, the applicable waiting period under the HSR Act shall have expired without any objection of the Federal Trade Commission or any other governing regulatory body, or any such objection shall have been waived by the objecting regulatory body.

(c) Buyer and Seller shall have obtained the unconditional approval or consent of all necessary insurance departments or similar Governmental Bodies with respect to the consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Seller):

(a) Buyer shall have performed or complied with, in all material respects, all of its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Seller shall have received a certificate of an authorized officer of Buyer, dated as of the Closing Date, to such effect.

(b) All of Buyer's representations and warranties in this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date and Seller shall have received a certificate from Buyer, dated as of the Closing Date and executed by an authorized officer of Buyer, to such effect.

(c) Seller shall have received from Michael H. Studley, counsel to Buyer, an opinion dated as of the Closing Date, in the form of Exhibit 8.2(c).

(d) At the Closing, Buyer shall have delivered to Seller:

(i) a certificate of its jurisdiction of incorporation dated not earlier than the 10th day preceding the earlier of (A) the Closing Date and (B) April 30, 1998, to the effect that Buyer is a corporation validly existing and in good standing and/or compliance (as applicable) under the laws of such jurisdiction as of such date;

(ii) a certificate of Buyer's Secretary or Assistant Secretary as of the Closing Date (A) to the effect that all necessary corporate action required for the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement has been taken, and (B) with respect to the due authorization of the officers of Buyer executing and delivering this Agreement;

(iii) the Provisional Purchase Price, as set forth in Section 2.3, in immediately available funds to such bank account(s) as Seller designates in writing to Buyer;

(iv) evidence of the regulatory approvals required by Section 8.1(c); and

(v) all other documents and instruments required to be delivered by Buyer pursuant to this Agreement.

8.3 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Buyer):

(a) Seller shall have performed or complied with, in all material respects, all of its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received a certificate of an authorized officer of Seller, dated as of the Closing Date, to such effect.

(b) All of Seller's representations and warranties in this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate from Seller, dated as of the Closing Date and executed by an authorized officer of Seller, to such effect;

(c) IGL and Seller (or its Affiliates) shall have entered into Prior Business Reinsurance Agreements for the assumption reinsurance of the Prior Business, each in the form of the Exhibit 8.3(c);

(d) IGL and Americo Services, Inc., an Affiliate of Seller, shall have entered into an administrative services agreement in the form of Exhibit 8.3(d) for the servicing of the Prior Business.

(e) Buyer shall have received from Lathrop & Gage L.C., counsel to Seller, an opinion dated as of the Closing Date in the form of Exhibit 8.3(e);

(f) At the Closing, Seller shall have delivered to Buyer:

(i) stock certificates representing the Shares, accompanied by stock power(s) duly executed in blank;

(ii) a certificate of the California Department of Insurance dated not earlier than the date of the 10th day preceding the earlier of (A) the Closing Date and
(B) April 30, 1998, to the effect that IGL is a corporation validly existing and in good standing and/or in compliance (as applicable) under the laws of California as of such date;

(iii) a copy of the Articles of Incorporation of IGL, as amended, certified by the California Department of Insurance as of a date not earlier than 30 days prior to the earlier of (A) the Closing Date and (B) April 30, 1998;

(iv) the stock books, stock ledgers, minute books, corporate seals and all other books and records of IGL in the possession of Seller and IGL;

(v) resignations, effective as of the Closing Date, of all of the directors and officers of IGL;

(vi) all of IGL's Insurance Licenses;

(vii) evidence of the regulatory approvals required by Section 8.1(c);

(viii) a certificate of Seller's jurisdiction of incorporation dated not earlier than the 10th day preceding the earlier of (A) the Closing Date and (B) April 30, 1998, to the effect that Seller is a corporation validly existing and in good standing and/or compliance (as applicable) under the laws of such jurisdiction as of such date;

(ix) a certificate of Seller's Secretary or Assistant Secretary attaching duly enacted resolutions of Seller's Board of Directors and, if required by law, Seller's shareholders with respect to the approval of this Agreement and the performance and consummation by Seller of the transactions contemplated hereby and the authorization of the officers of Seller to sign and deliver this Agreement, which resolutions shall continue to be in force as of the Closing Date;

(x) certificates of Compliance with respect to IGL from the Insurance Department of each state (other than California) in which IGL holds a License, dated as of a date no earlier than 30 days prior to (A) the Closing Date and (B) April 30, 1998; and

(xi) all other documents and instruments required to be delivered by Seller pursuant to this agreement.

                                    ARTICLE IX
                                   TERMINATION

9.1 Termination. This Agreement (except for Sections 6.4 (regarding confidentiality), 12.3, 12.4 and 12.15, which will continue in effect) may be terminated and the transactions contemplated hereunder abandoned:

(a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

(b) (i) by Buyer if any of the conditions in Sections 8.1 or 8.3 has not been satisfied as of the Closing Date, or if Seller has failed to satisfy its obligation under Section 6.12 to obtain the consent of Farmers to the assignment described in Section 6.12, and Buyer has not waived such condition or obligation on or before the Closing Date; or (ii) by Seller, if any of the conditions in Sections 8.1 or 8.2 has not been satisfied as of the Closing Date and Seller has not w-aived such condition on or before the Closing Date;

(c) by mutual consent of the Parties; or

(i)by either Buyer or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or because of delays in obtaining the necessary regulatory consents) on or before April 30, 1998, or, if the Parties mutually agree in writing to an extension of such date, the date so agreed to.

9.2 Effect of Termination. Each Party's right of termination for breach of contract under Section 9.1(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. The termination of this Agreement pursuant to Section 9.1 does not affect any Party's obligations under Sections 6.4 (regarding confidentiality), 12.3, 12.4 and 12.15.

                                ARTICLE X
                        SURVIVAL OF PROVISIONS; REMEDIES

10.1 Survival. The representations, warranties and agreements made by Seller and Buyer in this Agreement, or in any certificate delivered by Seller or Buyer pursuant to the provisions of this Agreement, shall survive the Closing:

(a) for two years in the case of all representations and warranties of Seller not specified in Section 10.1(b) below; and

(b) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of Seller set forth in Sections 4.4 and 4.8 hereof or in any certificate delivered pursuant to Section 8.3 hereof (to the extent such certificate refers to such sections), and (ii) the indemnification provisions set forth in Article XI applicable to such Sections.

If a Claim Notice is given in accordance with Section 11.3 hereof before expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty or agreement applicable to such claim shall survive until, but only for purposes of resolution of such claim. This Article X shall survive the Closing or the termination of this Agreement.

10.2 Available Remedies. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

                                    ARTICLE XI
                                 INDEMNIFICATION

11.1            Tax Indemnification and Other Tax Matters.

(a) Seller shall be liable for, shall pay to the appropriate Tax Authorities and shall hold IGL and Buyer harmless against, all Taxes that relate to any taxable period ending on or before the Closing Date, including, without limitation, any deficiencies in Tax, any Tax attributable to the Section 338(h)(10) election that will be made under (e) below and any Taxes of Seller or any affiliate of Seller assessed against IGL under Treasury Regulations ss.1.1502-6.

(b) Buyer and IGL shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold Seller harmless against, all Taxes that relate to any taxable period that ends after the Closing Date (including any taxable period that begins prior to the Closing Date and ends after the Closing Date). The Closing Date Balance Sheet shall reflect a proper accrual basis reserve for Taxes, if any, due and owing as of the Closing Date. Seller hereby indemnifies Buyer against all liability for Taxes (including interest and penalties) to the extent that actual Taxes relating to activity prior to Closing exceed the reserve for Taxes on the Closing Date Balance Sheet. For taxing jurisdictions that do not recognize a "short" period ending on the Closing Date, the Closing Date Balance Sheet reserve for Taxes, and Seller's indemnification obligation under this Section 11.1(b), shall be computed based on a hypothetical "short period."

(c) Seller and Buyer shall maintain all records necessary to support the Tax Returns as filed for all Tax years until closed.

(d) In the event that IGL is, becomes entitled to, or receives any refund of Taxes in respect of any taxable period ending on or prior to the Closing Date,
(i) Buyer, IGL and Seller shall cooperate with each other and take all reasonable actions necessary to obtain such refund and (ii) the amount thereof, plus any interest related thereto shall be the property of (and paid over to) Seller.

(e) Within 30 days after the Closing Date Balance Sheet becomes final, Seller and Buyer shall execute a completed joint election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) on Form 8023 and any comparable forms employed in those states where IGL is subject to tax (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares. Seller and Buyer agree that the Purchase Price and the liabilities of IGL (plus other relevant items) will be allocated in accordance with the instructions for IRS Form 8023 to the Scheduled Assets for Tax, financial accounting, and all other purposes as shown on Schedule 11.1(e)attached hereto. Seller and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

(f) Seller shall be responsible for, prepare and have ultimate discretion with respect to, all Tax Returns required or permitted by applicable law to be filed by IGL (or by Seller on its behalf) with respect to taxable periods ending on or before the Closing Date. Buyer and IGL shall (i) cooperate with Seller for the purpose of making any election under applicable law to permit IGL to end at the end of the Closing Date all taxable periods that have begun prior to the Closing Date that have not otherwise ended and (ii) provide access to all relevant books and records for purposes of preparing any Tax Returns in respect thereof.

(g) Buyer or IGL shall promptly (i) notify Seller of the commencement of any Audit by any Tax Authority concerning any Tax for which Seller may be responsible under Section 11.1(a) of this Agreement (a "Tax Claim") and (ii) furnish Seller with copies of any correspondence received from any Tax Authority related thereto. Seller shall promptly (i) notify Buyer or IGL of the commencement of any Audit by any Tax Authority concerning any Tax for which Buyer or IGL may be responsible under Section 11.1(b) of this Agreement and (ii) furnish Buyer or IGL with copies of any correspondence received from any Tax Authority related thereto; provided, however, that the failure of a party to give prompt notice pursuant to this Section 11.1(f) shall not relieve the other party from any indemnification obligations hereunder unless the failure to give such notice jeopardizes the other party's ability to defend any claim arising from or related to such Audit.

(h) Seller may control the conduct of any Audit covered by Section 11.1(f) for which it is responsible by having its personnel rather than personnel of Buyer or IGL deal directly with the applicable Tax Authority. At its election, Seller may contest or settle any Tax Claim in any legally permissible manner at its sole cost and expense and, upon Seller's payment of such Taxes to the relevant Tax Authority, may sue for a refund thereof. Seller shall control all correspondence, responses and proceedings related to any such contest or refund suit, and may pursue or forego any administrative proceedings, appeals or litigation in respect of such Tax Claim. Buyer and IGL, as appropriate, will cooperate fully, provide access to all books and records, and will take all lawful action in connection with such contest or refund suit as Seller may reasonably request. Seller shall keep Buyer and IGL, as appropriate, regularly apprised of the progress of any such contest or refund suit. In the event that such contest or refund suit may reasonably be expected to increase materially the liability of IGL for Taxes described in Section 11.1(b) hereof, Seller shall consult with Buyer in good faith as to any considerations that Buyer may have regarding such contest or refund suit and shall not settle such matter without Buyer's consent. Should Buyer and Seller be unable to agree on the resolution of the matter, an independent public accounting firm shall be appointed, in the manner set forth in Section 2.4(b) above, as arbitrator to resolve the matter. Buyer and Seller agree to share equally the fees of such arbitrator.

(i) In the event that Seller does not elect to contest a Tax Claim  pursuant to
Section 11.1(g) of this Agreement, Buyer or IGL may (but shall not be required to) contest such claim for the account of Seller, in which case (i) Seller shall have the right to review and approve in advance any correspondence or responses sent to any Tax Authority by or on behalf of IGL with respect to any Tax Claim and to participate in any subsequent administrative proceedings, appeals, and litigation, if any, and (ii) Buyer and IGL, as appropriate, shall provide access to all relevant books and records. Buyer and IGL, as appropriate, shall keep Seller regularly apprised of the of progress any such Audit. In the event that Buyer or IGL elects to contest a Tax claim, Buyer and IGL shall indemnify and hold harmless Seller for any Tax liability in excess of the amount of the Tax liability that would have arisen under the settlement that Seller was willing to accept.

11.2                         Other Indemnification.

(a) Subject to the provisions of Article X and Sections 11.4 and 11.5 hereof, Seller agrees to indemnify IGL and Buyer in respect of, and hold each of them harmless against:

(i) any and all Damages (other than indemnification for Taxes, which shall be governed solely by Section 11.1 hereof) resulting from or relating to (A) any breach of any representation or warranty in Article IV or in any certificate delivered by Seller pursuant to Section 8.3 hereof, or (B) any failure of Seller to perform any agreement included in this Agreement and required to be performed by Seller; and

(ii) any and all Damages resulting from a failure on the part of Seller to comply with the provisions of Section 11.1 of this Agreement; provided, however, that such failure does not result from any act or omission on the part of Buyer or, after the Closing Date, by IGL.

(b) In the event the Prior Business Reinsurance Agreements do not provide IGL with full indemnification against the Prior Business Liabilities, Seller agrees to indemnify IGL and Buyer in respect of, and hold each of them harmless against, the Prior Business Liabilities.

(c) Subject to the provisions of Article X and Sections 11.4 and 11.5 hereof, Buyer agrees to indemnify Seller in respect of, and hold Seller harmless against

(i) any and all Damages (other than indemnification for Taxes, which shall be governed solely by Section 11.1 hereof) resulting from or relating to (A) any breach of any representation or warranty in Article V or in any certificate delivered by Buyer pursuant to Section 8.2 hereof, or (B) any failure of Buyer to perform any agreement included in this Agreement and required to be performed by Buyer or, after the Closing Date, by IGL; and

(ii) any and all Damages resulting from or relating to liabilities or obligations of IGL arising out of events or circumstances occurring in their entirety after the Closing Date, other than liabilities and obligations of IGL to Seller or any Affiliate of Seller (other than IGL).

(d) Seller shall reimburse IGL for any guaranty fund assessments incurred and paid by IGL after the Closing Date that are based on earned premium levels prior to such date, regardless of when the insolvency giving rise to such guaranty fund assessment occurs. To the extent that IGL is able to offset against premium tax obligations any guaranty fund assessment either (i) existing at the Closing Date or (ii) for which Seller has reimbursed IGL after the Closing Date, Buyer shall reimburse Seller for such premium tax offsets at the time that such premium tax offset occurs.

11.3 Method of Asserting Claims. All claims for indemnification by an Indemnified Party under Section 11.2 hereof shall be asserted and resolved as follows:

(a) Third Party Claims. If any claim or demand, or any Proceeding is commenced, for which an Indemnifying Party would be liable for Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any Affiliate thereof (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice within 30 days of receipt by the Indemnified Party of a written notice of claim or demand that constitutes a Third Party Claim and with reasonable promptness with respect to any other Third Party Claim; provided, however, no failure or delay in giving any such Claim Notice shall relieve the Indemnifying Party of its obligations except, and only to the extent, that it is prejudiced thereby.

         The Indemnifying Party shall give notice to the Indemnified Party within 30 days of receipt of a Claim Notice setting forth whether the Indemnifying Party disputes its liability with respect to matters covered by such Claim Notice and whether the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, desires to assume the defense of the matters set forth in such Claim Notice. The Indemnified Party may take any action it deems to be necessary to preserve its rights prior to receipt of such response from the Indemnifying Party but shall not settle or proceed to final judgment with respect to such Third Party Claim prior to the expiration of such 30 day period.

(b) Defense. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any action or proceeding brought against the Indemnified Party in respect of Third Party Claims; provided, however, that the Indemnifying Party shall not settle any matter without obtaining the Indemnified Party's prior consent thereto if such settlement provides for any remedy other than the payment of money damages or does not provide for a full release of the Indemnified Party or, regardless of the terms of such settlement, if the Indemnifying Party disputes its liability with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party fails to defend or, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense other than as a result of a settlement, the Indemnified Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such action or proceeding; provided, however, that if the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 11.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in and consent (which consent shall not be unreasonably withheld) to the settlement or assume or reassume the defense of such claim or proceeding.

         Notwithstanding the foregoing provisions of this Section 11.3(b), if the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.3(b), and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such Third Party Claim. The party directing the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all Third Party Claims. In connection with the defense of any Third Party Claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense; provided, however, that appropriate arrangements are made to safeguard the confidentiality of such materials.

(c) Claims Between the Parties and their Affiliates. If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond within 30 days of receipt of such notice. If the Indemnifying Party timely disputes such claim, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such dispute. If not so resolved or if no timely response is made, either party may pursue whatever remedies it may have.

11.4 After-Tax Damages; Refunds. With respect to the indemnification agreements set forth in this Article XI, Seller and Buyer agree that the amount of any payment shall be (i) promptly paid to the Indemnifying Party or offset against indemnification payments then owed to the Indemnifying Party or (ii) in the case of any payment due under Section 11.1, payable by either party 30 days after the "final determination" within the meaning of Section 1313 of the Code. Any payment (other than interest thereon) made under this Agreement by Seller to (or at the direction of) Buyer or IGL or by Buyer or IGL to (or at the direction of) Seller shall be treated by all parties hereto for all purposes as an adjustment to the Purchase Price.

11.5     Claims Limitation.

(a) Seller shall not have any liability or obligation for any Damages under this Agreement unless (i) the aggregate amount of all such Damages equals or exceeds $500,000, and then for the full amount of such Damages; and (ii) notice of the claim for such Damages shall have been given to Seller prior to the end of the survival period for such claim.

(b) The limitation contained in subsection (i) of Section 11.5(a) shall not apply to Damages arising under Sections 4.2, 4.4, 4.8, 4.11 or 11.1 of this Agreement.

(c) Seller shall not be liable or obligated for any Damages under this Agreement (other than in respect of Damages arising under Sections 4.4, 4.8, 4.11 or 11.1) that, together with all other Damages for which Seller is liable or obligated under this Agreement, exceed $60,000,000. Seller shall not be liable or obligated for any Damages under this Agreement as a result of a breach of
Section 4.4 or 4.11 that, together with all other Damages for which Seller is liable or obligated under this Agreement, exceed the amount of the Consideration (as defined in the Farmers Agreement).





                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

12.1 Entire Agreement; Waiver. This Agreement, the Schedules and Exhibits attached hereto and the other writings specifically identified herein or executed and delivered by the Parties to be bound thereby in conjunction with this Agreement or the transactions contemplated hereby contain the entire a greement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all previous written or oral negotiations, commitments, letters of intent and writings. No supplement or waiver of this Agreement shall be binding unless executed in writing and signed by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parties, which written agreement shall specifically refer to this Agreement.

12.3               Confidentiality.

(a) None of the Parties to this Agreement nor any of their Affiliates shall
issue any press release or public announcement  concerning   the   contemplated
transaction, the existence of this Agreement, or of the terms, conditions and provisions of this Agreement (i) unless mutually agreed by Seller and Buyer or
(ii) except as required by law, in which event the disclosing Party shall consult with the other Party to the extent practicable before making such disclosure.

(b) Between the date of this Agreement and the Closing Date, each Party will maintain in confidence, and will cause the directors, officers, employees, agents, Affiliates and advisors of such Party to maintain in confidence, any written, oral or other information obtained from another Party or IGL in connection with this Agreement or the Prior Business Reinsurance Agreements, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by, or necessary or appropriate in connection with any legal proceedings.

         If this  Agreement is terminated  pursuant to Section 10.1,  each Party
will   return  or  destroy  as  much  of  such   written   information   as  the
furnishing/disclosing Party may reasonably request.

12.4 Expenses. Each Party hereto shall bear its own expenses, including the fees of any attorneys, accountants or others engaged by such Party, in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

12.5 Notices. All notices, requests, demands, consents, approvals, agreements or other communications to or by a Party to this Agreement shall:

(a) be in writing addressed to the authorized address of the recipient set out in this Section 12.5 or to such other address as the recipient has designated by the notice procedure of this Section 12.5;

(b) be delivered in person or sent by registered or certified mail return receipt requested, courier, or facsimile transmission and be deemed to be duly given or made:

(i) in the case of delivery in person or by courier, when delivered to the recipient at such address; or

(ii) in the case of facsimile transmission, when received in legible form by the recipient at such address and when the recipient has been requested to acknowledge receipt of the entire facsimile transmission upon the sending or receiving the acknowledgment of receipt (which acknowledgment of the recipient will be promptly given);

but if such delivery or dispatch is later than 5:00 pm local time (at the place to which such communication is sent) on a day on which business is generally carried on in the place to which such communication is sent or occurs on a day on which business is not generally carried on in the place to which such communication is sent, it will be deemed to have been duly given or made at the commencement of business on the next day on which business is generally carried on in that place.

         Notices to Buyer shall be sent to:

                  John Hancock Mutual Life Insurance Company
                  John Hancock Place
                  200 Clarendon Street
                  Boston, Massachusetts  02117
                  Attn:  Thomas E. Maloney
                  FAX:  (617) 572-5170

         with a copy to:

                  Michael H. Studley, Vice President
                      and Counsel
                  John Hancock Mutual Life Insurance Company
                  John Hancock Place
                  200 Clarendon Street
                  Boston, MA 02117
                  FAX:  (617) 572-1565

         Notices to Seller shall be sent to:

                  Great Southern Life Insurance Company
                  300 W. 11th Street
                  Kansas City, Missouri  64105
                  Attn:  Gary L. Muller, President and Chief Executive Officer
                  FAX:  (816) 391-2018

         with a copy to:

                  Lathrop & Gage L.C.
                  2345 Grand Boulevard
                  Kansas City, Missouri 64108-2684
                  Attn:  Thomas M. Higgins, III
                  FAX:  (816) 292-2001

12.6 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

12.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller or Buyer hereto without the prior written consent of the other Party.

12.8 Third Parties. Nothing in this Agreement is intended to confer any right on any Person, other than the Parties hereto and their respective successors and assigns and the Indemnified Persons; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third Person to any Party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over against any Party to this Agreement.

12.9 Captions. The captions in this Agreement are for convenience only, do not form a part hereof, and do not in any way modify, interpret or indicate the intentions of the Parties hereto.

12.10 Governing Law. This Agreement shall be governed by the laws of the State of Missouri (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

12.11 Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.13 Books and Records. Seller and Buyer agree that, so long as any books, records and files related to the business, properties, assets or operations of IGL, to the extent that they pertain to the operations of IGL prior to the Closing Date, remain in existence and are available, on and after the Closing Date each Party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for the purpose of complying with regulatory requirements, meeting auditing needs, or similar obligations for which such books, records or files are reasonably necessary.

12.14 Governmental  Notices.   After  Closing,  Buyer  shall  provide to any
governmental or regulatory authority with jurisdiction over such matters, all required notices of the consummation of this transaction.

12.15 Broker's Fees. Buyer and Selling Parties represent and warrant that they have not incurred or agreed to pay any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, other than the fees and commissions of Protectogon, Inc., which shall be Buyer's responsibility.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                           GREAT SOUTHERN LIFE INSURANCE COMPANY
                           By
                           Name
                           Title
                           JOHN HANCOCK MUTUAL LIFE
                           INSURANCE COMPANY

                           By
                           Name
                           Title

                         LIST OF SCHEDULES AND EXHIBITS


Exhibit 8.2(c)             Matters to be covered in opinion of counsel to Buyer

Exhibit 8.3(c) Form of Prior Business Reinsurance Agreement for the Assumption Reinsurance of the Prior Busienss by Seller and/or Seller's Affiliates

Exhibit 8.3(d)             Form of Services Agreement

Exhibit 8.3(e)             Matters to be covered in opinion of counsel to Seller


Schedule 4.5               Conflicts regarding Articles, Bylaws, Agreements,
                           Orders
Schedule 4.6               Deficiencies regarding SAP Statement
Schedule 4.7               Changes
Schedule 4.8               Taxes
Schedule 4.9               Litigation
Schedule 4.10              Violations of Law
Schedule 4.11              Liabilities under Benefit Plans
Schedule 4.12              Contracts
Schedule 4.13              Intercompany Liabilities not reflected on SAP
                           Statement
Schedule 4.14              Bank Accounts
Schedule 4.15              Prior Business
Schedule 4.16              Conduct of Business since 9/30/97
Schedule 6.10              Scheduled Assets
Schedule 11.1(e)           338(h)(10) Allocation


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